Exhibit 1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:
Gary Gemignani
Chief Financial Officer
212-332-1666
ggemignani@gentium.com

Investor Relations Contacts:
U.S.
Lippert/Heilshorn & Associates
Anne Marie Fields
afields@lhai.com
212-838-3777
Bruce Voss
bvoss@lhai.com
310-691-7100
Italy:
Burson-Marsteller
Florian Ciornei
florian_ciornei@it.bm.com
+39 02 72143532

GENTIUM RAISES $47.5 MILLION IN PRIVATE OFFERING

Funding to Support Continued Development of Pipeline

Villa Guardia (Como), Italy, February 7, 2007 - Gentium S.p.A. (NASDAQ: GENT) (the “Company”) announced today that it has entered into definitive agreements for a $47.5 million private placement of 2,354,000 of its American Depository Shares (ADSs) at a price of $20.17 per ADS. Investors participating in the financing are large U.S. and Italian institutional investors. ThinkEquity Partners LLC acted as the exclusive placement agent for the offering.

The net proceeds from the offering will be used to fund the continued development of the Company’s product candidates, for the repurchase of certain marketing rights to Defibrotide from Crinos S.p.A., as previously announced, and for other general corporate purposes.

Dr. Laura Ferro, Gentium’s Chairman and Chief Executive Officer, said, “This financing strengthens our balance sheet and allows us to continue development of Defibrotide to treat and prevent VOD and to treat multiple myeloma. In addition, it gives us the capital to negotiate new drug development and licensing agreements from a position of strength. We are pleased with the support shown by some of our existing shareholders as well as by the enthusiasm of a number of new, recognized biotech investors who participated in this financing,” concluded Dr. Ferro.

The ADSs sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (SEC) or through an applicable exemption from SEC registration requirements. The ADSs were offered only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the ADSs issued in the private placement.

About VOD

Veno-occlusive disease (VOD) is a potentially life-threatening condition.  Certain high dose chemotherapy and radiation therapies and stem cell transplantation (SCT) can damage cells of the blood vessels and result in VOD, a blockage of the small veins of the liver that can lead to liver failure and the failure of other organs (severe VOD).  SCT is a frequently used treatment following high dose chemotherapy and radiation therapy.  The International Bone Marrow Transplant Registry estimated that approximately 45,000 people received blood and bone marrow transplants, which are types of SCT, in 2002.  Based on the Company’s review of more than 200 published papers, it believes that approximately 20% of patients who undergo SCT develop VOD, approximately one-third of those who develop VOD progress to severe VOD, and approximately 80% of severe VOD patients die within 100 days of the SCT.  The Company believes that there are no approved therapies to treat or prevent VOD in the U.S. or the EU.

About Gentium

Gentium S.p.A. is a biopharmaceutical company focused on the research, discovery and development of drugs derived from DNA extracted from natural sources, and drugs that are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that has been granted Orphan Drug status by the U.S. Food and Drug Administration to treat severe VOD and Fast Track designation for the treatment of severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20F filed with the Securities and Exchange Commission under the caption “Risk Factors.”

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